UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.)

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Velocity Financial, Inc.

(Name of Registrant as Specified In Its Charter)

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2024

Annual Meeting of Shareholders

Proxy Statement

March 27, 2024

Dear Fellow Shareholders,

Our Annual Meeting of Shareholders will be held on Friday, May 17, 2024 at 1:00 p.m. Pacific time. We will again utilize a virtual format for our meeting.

Our Perspective on 2023

I am pleased to announce that Velocity delivered record earnings for the fourth quarter and full year 2023, driven by strategic portfolio growth and proactive asset management. Our dedicated and experienced team turned challenging mortgage market conditions into opportunities and delivered strong financial and operational results.

We are well on our way to attaining our “5X25” goal of a $5 billion loan portfolio by 2025.

Your Vote Matters

Please accept our most sincere gratitude for your investment and partnership with us. We ask you to vote by proxy in support of our recommendations. This proxy statement contains necessary information about the matters on which we are asking you to vote.

Thank you for your continued support.

Sincerely,

Christopher D. Farrar

Chief Executive Officer & Director

“Velocity delivered record earnings for the fourth quarter and full year 2023.”

Velocity Financial, Inc.

Notice of Annual Meeting of Shareholders

Date and Time May 17, 2024 at 1:00 p.m.	Virtual Only Connect by Internet or phone: www.virtualshareholdermeeting.com/VEL2024

This Proxy Statement is being furnished to our shareholders in connection with the solicitation of proxies by our Board of Directors for use at our 2024 Annual Meeting of Shareholders.

Purpose of Meeting

Proposals	Vote Required to Elect or Approve	Board Recommendation	Page Reference

Election of Directors	Majority of the votes cast	✓ For each nominee	▶ 1

Advisory Vote on 2023 Executive Compensation	Majority of the votes cast	✓ For	▶ 11

Ratification of Independent Auditors	Majority of the votes cast	✓ For	▶ 24

We will also consider other matters that properly come before the meeting.

Shareholders should read Other Important Information for Our Shareholders beginning on page 32 for additional information.

Whether you hold shares directly as a shareholder of record or beneficially in street name, you may vote your shares without attending our Annual Meeting. Voting instructions are outlined in the Notice of Internet Availability of Proxy Materials and on your proxy card.

Vote	If you are a shareholder of record	If you hold your shares in street name

By Internet (24 hours a day):	proxyvote.com	proxyvote.com

By Telephone (24 hours a day):	1-800-690-6903	1-800-454-8683

By Mail:	Return a properly executed and dated proxy card in the provided pre-paid envelope	Return a properly executed and dated voting instruction form by mail, depending upon the method(s) your bank, brokerage firm, broker-dealer or other similar organization makes available

i

Director Matters

Proposal I Election of Directors

•  Directors are elected at each annual meeting of shareholders and hold office for one-year terms

•  Our Governance Committee considers and chooses nominees for our Board with the primary goal of ensuring that our Board is appropriately diverse and consists of individuals with various career experience, specific technical skills, industry knowledge and experience, financial expertise, accounting and audit expertise and local or community ties

•  We also have to comply with our agreements to accept five nominees from our two primary shareholders and our CEO

•  Unless otherwise directed, proxies will be voted for our eight nominees and, if a nominee becomes unavailable for election, for the substitute proposed by our Board of Directors

✓  The Board recommends a vote FOR each
of our nominees

Our Director Nominees

Name	Tenure	Audit Committee	Compensation Committee	Governance Committee

Dorika M. Beckett Independent	2020	o		o

Michael W. Chiao Independent	2021		o

Christopher D. Farrar Chief Executive Officer and Director	2004

Alan H. Mantel Independent Board Chair	2007		X

John P. Pitstick Independent	2020	X	o

John A. Pless Independent	2007			X

Joy L. Schaefer Independent Lead Independent Director	2020	o		o

Omar M. Maasarani Independent	2023

o	Member

X	Chair

Biographies of Our Directors

As described below, each of our directors was chosen because his or her background provides each director with the experience and skillset geared toward helping us succeed. Our directors bring to us strong executive operating experience, expertise in the real estate and financial services sectors, accounting and audit expertise and broad experience in other complementary sectors such as investment management and private equity, among others, and meaningful commitment to community and public service – knowledge and experiences that are ideally suited to oversee our management and act as fiduciaries for our shareholders.

Dorika M. Beckett has served as a member of our Board of Directors since July 2020. Ms. Beckett brings to our board executive, entrepreneurial, investment, private equity, operational and philanthropic experience. For over a decade, Ms. Beckett has been Chief Executive Officer of both LW Staffing, a franchise of healthcare professional staffing company ATC Healthcare Services, and Livewell Home Care Inc., an elder care focused service provider with operations in California and North Carolina. Previously, Ms. Beckett served as partner of a private equity firm, director of operations and management consultant in various industries. She is also Chair of the Imani Baraka Foundation, a family non-profit foundation. Ms. Beckett received a Bachelor of Arts (A.B.) in Economics from Harvard College and a Master of Business Administration from the Harvard Business School.

Michael W. Chiao has served as a member of our Board of Directors since April 2021. Mr. Chiao brings to our board extensive investment experience, including direct experience in structured products. Mr. Chiao is an executive vice president and portfolio manager in the Newport Beach office of Pacific Investment Management Company LLC (PIMCO), focusing primarily on residential loan investments. Prior to joining PIMCO in 2017, he worked at Fortress Investment Group, focused on non-agency residential mortgage-backed securities and various structured products. Previously, Mr. Chiao spent three years at PIMCO as a portfolio management associate, and he began his career as an analyst in the whole loan trading and securitization group at Countrywide Capital Markets. He has 16 years of investment experience and holds an undergraduate degree from California State Polytechnic University, Pomona.

Christopher D. Farrar has served as our Chief Executive Officer and as a member of our Board of Directors since 2004. Mr. Farrar brings extensive operating experience and management skills to our Board of Directors. Mr. Farrar has an extensive background in finance, lending, raising capital and business operations – having co-founded us in June 2004. Prior to co-founding Velocity, Mr. Farrar formed and served as Chief Credit Officer for Worth Funding, a mortgage banking firm. Prior to that time, Mr. Farrar served as Senior Vice President of United States Production at Weyerhaeuser Mortgage Company and as a Vice President for Namco Capital Group, Inc., originating commercial real estate loans. Mr. Farrar is currently a director of Generosity.org, a non-profit working to bring global communities access to clean water, and a director of Agoura Aquatic Foundation, a non-profit providing opportunities for youth to participate in aquatic sports and adults and disabled to engage in aquatic training. Mr. Farrar received a Bachelor of Science in Business Administration from Pepperdine University and is a licensed (inactive) California Real Estate Broker.

Alan H. Mantel has served as a member of our Board of Directors since 2007 and as Chair of our Board of Directors since 2020. With over 30 years on Wall Street, Mr. Mantel has experience across a wide array of investment banking disciplines, including corporate finance, financial advisory, mergers and acquisitions and structured finance. Mr. Mantel brings to our Board of Directors extensive experience in the financial services sector, including leveraged and structured finance, and background with and knowledge of accounting principles. Mr. Mantel is a Co-Managing Partner of TruArc Partners, L.P. a successor business to Snow Phipps (one of our largest shareholders). Mr. Mantel was a Partner of Snow Phipps from 2005 to April 2021. Before joining Snow Phipps, Mr. Mantel was a Partner at Guggenheim Merchant Banking. Mr. Mantel served as a Managing Director in the Leveraged Finance department at Credit Suisse from 2000 to 2004 and served as a Managing Director at Donaldson, Lufkin & Jenrette Inc. prior to its merger with Credit Suisse. Mr. Mantel was a Senior Accountant and Certified Public Accountant (inactive) at Ernst & Young LLP from 1985 to 1988. Mr. Mantel currently serves on the boards of Aptyx, ECRM, LLC, EnviroFinance Group, LLC, HCTec, Inc. and Lamark Media, LLC. Mr. Mantel received a Bachelor of Science in accounting from the State University of New York at Albany and a Master of Business Administration in Finance from the University of Chicago.

Omar M. Maasarani has served as a member of our Board of Directors since 2023. Mr. Maasarani brings to our Board of Directors extensive experience in the financial services sector. Mr. Maasarani is a portfolio manager at PIMCO focused on originating, executing, and managing private equity and structured equity investments as part of the firm’s alternatives investing complex. Prior to joining PIMCO in 2018, Mr. Maasarani spent nearly a decade with Morgan Stanley, most recently as a vice president with the firm’s private equity investing team. At Morgan Stanley, he executed and managed over a dozen investments across the technology, business services, and consumer sectors. Earlier in his career, Mr. Maasarani worked in the financial services investment banking advisory group at Morgan Stanley and in asset management at Goldman Sachs. He has 18 years of investment and financial services experience and holds a bachelor’s degree from Rutgers University.

John P. Pitstick has served as a member of our Board of Directors since January 2020. Mr. Pitstick has experience in accounting, taxes, capital markets, financial operations, internal controls and SEC reporting/compliance matters. Mr. Pitstick brings over 25 years of combined experience as an executive of publicly traded and privately held companies along with experience at a major accounting firm to our Board of Directors. Mr. Pitstick currently serves as EVP Corporate Development of privately held medical device manufacturer Caldera Medical. From 2002 through 2023, Mr. Pitstick served as Chief Financial Officer of privately held biotechnology company Dyve Biosciences, Inc. From 2015 through May 2022, Mr. Pitstick served as the Chief Financial Officer of privately held software company Seven Lakes Enterprises, Inc. Mr. Pitstick served as Executive Vice President from 2005 to 2007 and then as Chief Financial Officer from 2007 to 2015 of publicly traded Conversant, Inc. From 1995 to 2004, Mr. Pitstick worked for Ernst & Young LLP serving a broad range of clients in the technology, biotech and financial services industries, ultimately as a Senior Manager. Mr. Pitstick is a Certified Public Accountant (inactive) and received a Bachelor of Science in Accounting from the University of San Francisco.

John A. Pless has served as a member of our Board of Directors since 2007. Mr. Pless brings broad finance and corporate governance experience to our Board of Directors. Mr. Pless is a Managing Partner of TruArc Partners, LP, a successor business to Snow Phipps. Mr. Pless joined Snow Phipps at the inception of the firm in 2005 and became a Partner in 2012. Prior to his tenure with Snow Phipps, Mr. Pless worked as a Vice President at Guggenheim Merchant Banking and served as Associate Director in the Financial Institutions Group at UBS Investment Bank, the investment banking arm of UBS AG, where he worked on a wide range of mergers and acquisitions and capital raising transactions for banks and specialty finance companies. Mr. Pless currently serves on the boards of BlackHawk Industrial Distribution, Inc., Cascade Corp, EnviroFinance Group, LLC, HCTec, Inc., Ideal-Tridon Holdings, Inc., Prototek Holdings LLC, New Directions Aromatics Inc., Trademark Cosmetics, Inc. and Molded Devices, Inc. He is also a board member of Little Wings Foundation, a family foundation financially assisting other non-profits working on issues like education, children’s health, international outreach and terminal diseases. Mr. Pless received a Bachelor of Arts in Economics from Middlebury College.

Joy L. Schaefer has served as a member of our Board of Directors since January 2020 and was elected as Lead Independent Director of our Board in February 2022. Ms. Schaefer brings to our Board of Directors a broad range of experience in a variety of asset classes including auto finance, residential mortgages, multi-family mortgages and home equity lending. Since August 2005, Ms. Schaefer has served as President of Golden Eagle Advisors, LLC, a consulting firm focused on organizational development and growth through strategic, operational and financial improvements. From 2005 until August 2018, Ms. Schaefer served as an operating partner of Snow Phipps. From 2002 until 2005, Ms. Schaefer served as President of JL Schaefer Consulting, a strategic, financial and operational consulting practice, advising privately held and family-owned businesses. In 2002, Ms. Schaefer served as President and Chief Operating Officer of Ameriquest Mortgage, a privately held mortgage banking company. From 1990 until 2002, Ms. Schaefer served in various senior management positions within the Westcorp family of companies, including as President and Chief Operating Officer of Westcorp, Inc., a publicly traded financial services holding company, Vice Chairman, Chief Executive Officer, President and Chief Operating Officer of WFS Financial, Inc., a publicly traded national automobile finance company and Chief Operating Officer, Senior Executive Vice President, Chief Financial Officer and Treasurer of Western Financial Bank, Inc. Earlier in her career, Ms. Schaefer was an audit manager for Ernst & Young. Ms. Schaefer currently serves on the board of directors of American Assets Trust, Inc. (NYSE: AAT). Ms. Schaefer received a Bachelor of Science degree in Accounting from Illinois Wesleyan University.

Board Skills, Experience and Demographic Information

Skills & Experience

Accounting and Audit Experience	●	●	●	●		●	●	●

Corporate Strategy & Business Development	●	●	●	●	●	●	●	●

Corporate Governance	●			●		●	●	●

Corporate Finance		●	●	●	●	●	●	●

Ethics / Social Responsibility Oversight	●			●				●

Financial Services	●	●	●	●	●	●	●	●

Executive Leadership & Management	●	●	●	●	●	●	●	●

Mergers & Acquisitions			●	●		●	●	●

Private Equity and Investments	●	●	●	●	●	●	●	●

Public Company Experience			●			●		●

Real Estate Industry Experience		●	●	●	●		●	●

Risk Oversight	●	●	●	●		●	●	●

Security Risk Experience	●		●

Demographic Background

Gender

Male		●	●	●	●	●	●

Female	●							●

Race/Ethnicity

African American / Black	●

Asian, Hawaiian or Pacific Islander		●

White / Caucasian			●	●	●	●	●	●

Hispanic / Latino

Native American

Age	55	41	58	60	37	50	47	64

The Board’s Role and Responsibilities

Risk Oversight

Our Board of Directors has extensive involvement in the oversight of risk management related to us and our business and accomplishes financial risk oversight by delegation to the Audit Committee. The Audit Committee represents the Board of Directors by periodically reviewing our accounting, reporting and financial practices, including the integrity of our financial statements, the surveillance of administrative and financial controls and legal matters that could have a significant impact on our financial statements. Through its meetings with and receipt of reports from management, including the finance, legal and internal audit functions, the Audit Committee reviews and discusses significant areas of our business and summarizes for the Board of Directors financial risks and appropriate mitigating factors.

In addition, our Board of Directors communicates regularly with management on operating performance, strategic reviews, potential transactions, legal and compliance matters, corporate policies and procedures as well as other business matters.

Information Security Risk

Among other things, Management has been tasked by the Board of Directors with identifying and mitigating information security risks.

Management has implemented a security awareness training platform to continually train users on computer safety. Monthly simulated phishing campaigns are used to test and assign training to users. Bi-annual company-wide training is also assigned to ensure all employees are staying current on the latest security threats and how to stay protected.

We have implemented a defense-in-depth strategy to protect all users, network assets and digital information. Perimeter network traffic is controlled by next-generation firewalls that conduct anti-malware, anti-spyware, DNS security, content filtering and threat analysis services on ingress and egress traffic. Endpoints, including servers, workstations, and laptops, run anti-malware agents that monitor for threats in real-time, in addition to scheduled scans of local storage for dormant malicious files. Workstations and laptops run DLP agents that monitor for unsanctioned exfiltration of personal information data. All perimeter and endpoint data are collected in a detection and response platform that correlates the data and alerts the security operations team of potential security breaches. SaaS applications are monitored for malware and personal information data exfiltration using CASB services. E-mails are scanned with protection tools, in additional to other third-party e-mail security tools. The third-party email security service also monitors for personal information data loss. Vulnerability scanning services are utilized to continually scan all network assets for vulnerabilities and sends reports to our security operations teams for remediation.

We recognize that the risks and impacts of cyber based attacks are significant and increasing. Addressing any such incidents quickly and effectively is paramount to the continued operations of our business. We seek to track and investigate all cyber based incidents or incidents that impact our information systems. We adopted an incident response plan that requires us to assess and address such incidents in a timely manner. In the event of an incident, our incident response team and management will focus on minimizing impact while securely and safely restoring disrupted services and systems.

Board Structure

Director Independence

In accordance with our Corporate Governance Guidelines, available on our website, www.velfinance.com, our Board of Directors undertook its annual review of director independence. During this review, our Board considered all transactions and relationships between us and each nominee for director or any member of such person’s immediate family. The purpose of this review is to determine whether any relationship or transaction is considered a “material relationship” that would be inconsistent with a determination that a director is independent. Our Board has not adopted any “categorical standards” for assessing independence.

Our Board affirmatively determined that each of our non-employee director nominees is independent. In making this determination, our Board reviewed the corporate governance rules of the New York Stock Exchange, the exchange where we have listed our common stock. The Board considered commercial, charitable, family and other relationships that directors or members of their immediate family have or have had with us. In addition, for our Audit Committee members, our Board also considered the requirements of Rule 10A-3 under the Exchange Act.

In particular, our Board considered that Messrs. Mantel and Pless were both equity partners of Snow Phipps, one of our largest shareholders, and are managing partners of TruArc Partners, a sub adviser to the Snow Phipps funds that own our shares, and that until August 2018, Ms. Schaefer was an operating partner of Snow Phipps. Our Board also considered that

Messrs. Chiao and Maasarani are officers of Pacific Investment Management Company LLC, another one of our largest shareholders.

Our Board determined that these relationships are not material relationships and therefore do not affect our Board’s determination that these directors are independent.

Board Nominee Rights

In connection with our January 2020 initial public offering, we entered into a stockholders agreement granting rights to nominate up to four individuals to our Board of Directors and in connection with our sale of Series A Preferred Stock, we granted an additional right to nominate an individual to our Board. The following summarizes those rights:

•

Christopher Farrar has the right to nominate one director so long as he or his family continues to beneficially own at least 71,458 of our common shares – Christopher Farrar has nominated himself as a director

•

Snow Phipps has the right to nominate one director so long as they continue to beneficially own at least 1,506,563 shares of our common stock and the right to nominate a second director so long as they continue to beneficially own at least 3,013,125 shares of our common stock. Snow Phipps is also entitled to have one of their director nominees appointed to each of our Board’s Compensation Committee and Governance Committee, subject to qualification under applicable NYSE rules – Snow Phipps has nominated Alan Mantel and John Pless

•

Pacific Investment Management Company (PIMCO) has the right to nominate one director so long as they continue to beneficially own at least 1,506,563 shares of our common stock and the right to nominate a second director so long as they continue to beneficially own at least 1,623,377 shares of our common stock – PIMCO has nominated Michael Chiao and Omar Maasarani

Executive Sessions

Our independent directors and each Board Committee (all comprised of independent directors) have the ability to meet at any time in executive session outside the presence of management. Our Board Chair, our Lead Independent Director Chair or a Committee Chair presides over each executive session, as applicable, and each non-management member of our Board has the authority to call such executive sessions.

Directors and Board Committees

Our Board has standing Audit, Compensation and Governance Committees, each of which has adopted a written charter that is available on our website, www.velfinance.com.

Board of Directors

7 meetings in 2023

Board Chair

Alan H. Mantel

Lead Independent Director

Joy L. Schaefer

Other Members

Michael J. Chiao      Omar Maasarani

Dorika M. Beckett     John P. Pitstick

Christopher D. Farrar    John A. Pless

All of our directors attended at least 75% of the meetings of our Board of Directors and Committees on which they served during 2023.

We do not have a policy requiring director attendance at our Annual Shareholder Meetings.

Key Responsibilities

•	Evaluate our performance, plans and prospects

•	Supervise and direct management

•	Represent the interests of our shareholders

•	Manage succession planning of our executives

•	Designate Board Committee members

Audit Committee

6 meetings in 2023

Chair

John P. Pitstick

Other Members

Joy L. Schaefer

Dorika M. Beckett

Our Board determined that each member of the Audit Committee is independent and satisfies the financial literacy expertise requirement of the listing standards of the NYSE and that each member of the Audit Committee is qualified as an audit committee financial expert as defined by SEC regulations

Our Board’s Audit Committee is directly responsible for the appointment, compensation, retention and oversight of our independent registered public accounting firm retained to audit our financial statements. The Audit Committee appointed RSM US LLP as our independent external auditor for 2024 – RSM US has served as our auditor since 2021.

To assure continuing auditor independence, the Audit Committee periodically considers whether there should be a regular rotation of the independent external audit firm.

Key Responsibilities

•	Assist our Board in its oversight of our financial statements, internal audit function and internal control over financial reporting

•	Oversee our independent auditors and our audit, approve all services to be provided by our independent auditors and determine whether to retain or terminate our independent auditors

•	Assist our Board and management with legal and regulatory matters that could have a significant impact on our financial statements

•	Oversee our Whistleblower Policy and our Related Party Transaction Policy

•	Prepare the Audit Committee Report

Compensation Committee

3 meetings in 2023 Chair Alan H. Mantel Other Members Michael W. Chiao John P. Pitstick

Among other responsibilities, our Compensation Committee has the responsibility to consider whether our compensation policies and practices reward employees for imprudent risk taking and has determined that our compensation policies and practices are not reasonably likely to have a material adverse effect on us. None of our Compensation Committee members were employed by us or served as an officer for us. During 2023, none of our executive officers served on any compensation committee or other board committee performing equivalent functions of another entity, one of whose executive officers was a member of our Board of Directors or a member of our Compensation Committee.

Key Responsibilities

•	Establish and review our overall compensation philosophy

•	Review and approve corporate goals and objectives relevant to the compensation of our executive officers, evaluate their performance and approve their compensation

•	Oversee the development and implementation of compensation programs, including our incentive compensation plans and equity-based plans

•

Review our executive compensation programs to determine whether they are effective in achieving their intended purposes and take steps to modify any executive compensation program to enhance the alignment of payments and benefits with executive and corporate performance and our business strategy

•	Retain, evaluate and assess the work of the Committee’s independent compensation consultant

•	Review and recommend to our Board any changes to director compensation

•	Prepare the Compensation Committee Report

Governance Committee

1 meeting in 2023 Chair John A. Pless Other Members Joy L. Schaefer Dorika M. Beckett

A key function of our Governance Committee is to assist our Board by identifying qualified Board candidates and recommending candidates to our Board who will be instrumental to our growth and success – as noted earlier, the Committee takes into consideration such factors as it deems appropriate, which may include:

•   Judgment, skill, diversity, experience with businesses and other organizations of comparable size

•   The interplay of the candidate’s experience with the experience of other Board members

•   Extent to which the candidate would be a desirable addition to our Board and its Committees

Tasked with oversight of our ESG and sustainability efforts.

Key Responsibilities

•	Recommend individuals to our Board for nomination, election or appointment as members of our Board

•	Oversee our Environmental, Social, and Corporate Governance standards and sustainability practices and policies

•	Oversee the evaluation of our Board

•	Oversee the evaluation and succession planning of management

•	Develop and recommend to the Board of Directors a set of corporate governance principles

•	Review the adequacy of our Certificate of Incorporation and Bylaws and recommend amendments to the Board of Directors

Board Practices, Processes and Policies

Corporate Governance Initiatives

We made a commitment to review and improve upon our corporate governance policies. To that end, in early 2022 and continuing through 2023, our Governance Committee and Board implemented multiple corporate governance enhancements to strengthen our Board’s independence, ensure robust risk oversight and bolster alignment, communication and transparency with our shareholders. Below are some of our initiatives:

Individual Board Member Performance Evaluations

Our Board adopted a requirement for each Board member to conduct an annual individual self-assessment.

Director and CEO Stock Ownership Guidelines

Our Corporate Governance Guidelines require our CEO and directors (within four years) to acquire ownership positions in our common equity securities equal to (i) for the CEO, five times the CEO’s annual salary and (ii) for each independent Director, four times the annual cash retainer paid to directors. Messrs. Mantel and Pless as director designees of Snow Phipps, our largest shareholder, and Messrs. Chiao and Maasarani, as officers and director designees of PIMCO, our second largest shareholder, are prohibited by internal policies and procedures from personally holding our shares and are therefore not subject to our director stock ownership requirement. Furthermore, these four directors are not entitled to and do not receive compensation from us for serving on our Board.

Director Retirement Age

Our Corporate Governance Guidelines now requires a director, upon reaching 75 years of age, to tender his or her resignation to the Board with an effective date no later than the next annual shareholder meeting.

Stock Pledging and Anti-Hedging Policy

Our Securities Trading Policy expressly prohibits stock pledging as well as hedging transactions involving our securities. Directors and executive officers are prohibited from purchasing our securities on margin, borrowing against any account in which our securities are held or pledging our securities as collateral for a loan. We prohibit hedging by our directors, executives and employees because we believe that hedging against losses in our securities breaks the alignment between our shareholders and our personnel that equity grants are intended to build. Our anti-hedging policy also prohibits direct and indirect short selling and derivative transactions involving our securities, other than the exercise of any options issued by us to our employees or directors.

Board Leadership and Diversity

We adopted a requirement that the Governance Committee and the Board shall ensure that a female director shall hold at least one Chair of a Committee or be appointed as Board Chair or Lead Independent Director. The Governance Committee recommended, and the Board appointed, Joy Schaefer to the position of Lead Independent Director.

Our Corporate Governance Guidelines also requires that women and underrepresented candidates shall be among every pool of individuals from which new Board nominees are chosen.

Majority / Plurality Vote Standards and Director Resignation Policy

Our Bylaws require a majority vote standard for uncontested elections of directors and a plurality vote standard for contested director elections. Our Board also adopted a policy that Directors are expected to tender an advance resignation. The advance resignation becomes effective for a particular director following an uncontested election of directors where that director nominee did not receive the affirmative vote of a majority of the votes cast and our Board accepts the resignation.

Shareholder Rights

Our certificate of incorporation grants shareholders the right to vote by written consent and to call special meetings.

ESG Policy

Our Governance Committee of the Board recently adopted our Environmental, Social and Governance (ESG) Policy that serves to communicate our commitment to ethical and sustainable business practices. Our ESG Policy is aligned with the United Nations Global Compact’s Ten Principles on human rights, labor, environment and anti-corruption.

Related Person Policy and Transactions

Our Board has adopted a written policy for the review and approval of transactions that involve related persons and potential conflicts of interest. Our Related Person Transaction Policy applies to the following Related Persons: each of our directors and executive officers, any security holder who is known to own more than five percent of our shares, any immediate family member of any of the foregoing persons, any entity of which one of our directors is a director or officer and any entity of which one of our directors has a substantial financial interest.

Under our Related Person Transaction Policy, a covered transaction includes a transaction or arrangement involving us and a Related Person that would require disclosure in our filings with the SEC as a transaction with a Related Person.

Related Persons must disclose to the Audit Committee any potential covered transaction and must disclose all material facts with respect to such interest. All covered transactions will be reviewed by the Audit Committee for approval. In determining whether to approve such a transaction, the Audit Committee will consider the relevant facts and circumstances which may include factors such as the relationship of the Related Person with us, the materiality or significance of the transaction to us and the Related Person, the business purpose and reasonableness of the transaction, whether the transaction is comparable to a transaction that could be available to us on an arms-length basis, the impact of the transaction on our business and operations – and ultimately, whether the proposed transaction is or is not in our best interests.

The following transactions have all been approved in accordance with our Related Person Transaction Policy:

Tess Meads, an adult child of Mr. Farrar, was employed by us during 2023 as an account executive. She was compensated in accordance with our typical compensation arrangements for the position she held and for calendar year 2023, she was paid $128,640.

On March 24, 2023, we repurchased 16,355 shares of our vested common stock from our CFO, Mr. Szczepaniak, at a price per share equal to the then closing price of $9.13 per share for total consideration of $149,321, primarily for the executive to raise funds necessary to pay taxes associated with recent stock vestings.

Other than the above, none of our directors or executives participated in any related party transactions with us during 2023.

Director Compensation

2023 Director Compensation Table

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)	Total ($)

Dorika M. Beckett	95,000	95,000	190,000

Michael W. Chiao	—	—	—

Alan H. Mantel	—	—	—

John P. Pitstick	105,000	95,000	200,000

John A. Pless	—		—

Joy L. Schaefer	95,000	95,000	190,000

Omar M. Maasarani	—	—	—

(1)	The PIMCO and Snow Phipps nominated directors, Messrs. Chiao, Mantel, Maasarani and Pless, and our CEO, Christopher Farrar, do not receive director compensation from us.

(2)

$95,000 represents the grant date fair value of each equity award as computed in accordance with FASB ASC Topic 718. At December 31, 2023, Ms. Beckett, Ms. Schaefer and Mr. Pitstick each held 12,500 options and 20,426 shares of restricted stock.

Our 2023 director compensation consisted of the following:

•	Board member cash retainer of $75,000 per year

•	Committee member cash retainer of $10,000 per year for each committee

•	Committee chair retainer of $10,000 per year for each committee chair

•	$95,000 restricted stock grant per year (issuable upon re-election at the annual shareholder meeting)

Executive Compensation Matters

Proposal II	Advisory Vote on 2023 Executive Compensation

✓ The Board recommends a vote FOR approval of the resolution below approving executive compensation

We provide our shareholders with the annual opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our Named Executive Officers as disclosed in this Proxy Statement in accordance with SEC rules. The vote on this resolution is not intended to address any specific element of compensation; rather, the advisory vote relates to the overall compensation of our Named Executive Officers. We value this vote as important feedback from our shareholders.

We believe that there should be a strong link between executive compensation and our performance and the performance of our Named Executive Officers. This Proxy Statement contains a detailed description of the 2023 compensation of our Named Executive Officers. The Compensation Committee and our Board of Directors believe that our policies and procedures are effective in achieving our goals and that the compensation of our Named Executive Officers will contribute to our long-term success.

Accordingly, we ask our shareholders to vote on the following resolution:

Resolved, that the compensation paid to the Named Executive Officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and the related narrative disclosure is approved.

Compensation Committee Report

The function of the Compensation Committee is to advise senior management on the administration of our compensation programs and plans, review and approve corporate goals and objectives relevant to CEO compensation, review and approve corporate goals and objectives relevant to the compensation of our other executive officers, evaluate the performance of the executive officers in light of those goals and objectives, set the executive officers’ compensation levels based on this evaluation and assist our CEO in formulating compensation programs applicable to our senior management.

Our Compensation Committee has reviewed and discussed with our management the Compensation Discussion and Analysis section of this Proxy Statement. Based upon the reviews and discussions, we have recommended to our Board of Directors that the Compensation Discussion and Analysis section be included in this Proxy Statement.

Submitted by the Compensation Committee of the Board of Directors

Alan H. Mantel – Chair

Michael W. Chiao

John P. Pitstick

Compensation Discussion and Analysis

Overview

The Committee’s Role

As a guiding mandate, our goal is to implement an executive compensation plan that reflects our shareholders’ desires and adheres to industry best practices.

Our Compensation Program Practices

✓Clear link between pay and performance

✓100% of our equity incentive compensation is subject to vesting and forfeiture with 50% subject to our performance

✓No golden parachute payments

✓No tax gross-ups

✓No pledging or hedging of our stock ✓Clawback policy ✓Engagement of an independent compensation consultant

Our compensation process is determined by our Compensation Committee, in consultation with our CEO. The Committee considered the views of Mr. Farrar, their assessments of our executives’ individual performance and ranges of peer compensation in approving 2023 executive compensation.

Role of the Compensation Consultant

The Compensation Committee retained Mercer (US) Inc. as an independent compensation consultant to assist the Compensation Committee with conducting a review of our executive compensation practices, an examination of relevant peer and industry practices and recommendations for 2023 compensation.

Tasks for Mercer and our Compensation Committee
✓Define the appropriate market comparator group (our peers) for compensation purposes ✓Evaluate our executive officer compensation against the market	✓Define 2023 incentive program alignment

Our Compensation Committee considered whether any conflicts of interest would arise due to its engagement of Mercer. Mercer previously provided compensation consulting services to us and was paid approximately $16,034 for services during 2021, $15,000 for services during 2022 and $18,431 for services during 2023. The Compensation Committee reviewed and analyzed Mercer’s prior services to and compensation from us and all other factors deemed relevant and required by SEC rules and concluded that the proposed engagement of Mercer by our Compensation Committee for executive compensation work did not raise a conflict of interest and that Mercer remained independent.

Peer Selection

We and our compensation consultant analyzed comparable peer compensation as a general frame of reference for considering the appropriateness of our executive compensation programs and to ensure our executive officers are appropriately aligned with peers.

Our selected peer group also represents companies that have a fair amount in common with our business and, hence, are reasonably comparable for purposes of relative performance:

•

We identified companies in the financial services and real estate lending industry, particularly with assets in size similar to ours (with some smaller and some larger) – a metric Mercer identified as the most significant for our industry for peer selection

•	We identified companies that might attempt to hire away our executives or are competitive with us in the hiring of employees

Our Compensation Committee conducted an analysis of comparable peer compensation as a general frame of reference for considering the appropriateness of our executive compensation programs and to ensure our CEO and other executive officers’ compensation is aligned with peers.

Our list of peers changed slightly from our 2022 peer group. iStar Inc., Impac Mortgage Holdings, Broadmark Reality, Marlin Business Services and Blucora were removed from our 2023 peers because they were no longer independently publicly traded companies. At Mercer’s recommendation, BrightSpire Capital, Inc., Granite Point Mortgage Trust Inc. and New York Mortgage Trust, Inc. were added to our 2023 peer group. The following 13 companies were used as compensation peers for our 2023 compensation programs:

Peer Companies

Ladder Capital Corp

Arbor Realty Trust, Inc.

Dynex Capital, Inc.

BrightSpire Capital, Inc.

Granite Point Mortgage Trust Inc.

American Assets Trust, Inc.

Main Street Capital Corporation

Walker & Dunlop, Inc.

Hercules Capital, Inc.

Alerus Financial Corporation

NMI Holdings, Inc.

New York Mortgage Trust, Inc.

WisdomTree Investments, Inc.

The Compensation Committee believes the peer group provided an appropriate benchmark given the size and scope of our firm. Target compensation should be sufficiently competitive with industry peers to attract and retain executives with similar levels of experience, skills and responsibilities. Peer group data serves as an important and informative reference point in evaluating our executive compensation. Our Compensation Committee compared the components of our 2023 compensation program as well as total compensation to the peer group data and determined that our 2023 compensation program was appropriate and competitive.

The below analysis provides an overview of our executive compensation philosophy, the overall objectives of our executive compensation program and each material element of compensation for the fiscal year ended December 31, 2023 that we provided to each person who served as our principal executive officer and our other two most highly compensation executive officers during 2023, all of whom we refer to collectively as our Named Executive Officers.

Our 2023 Named Executive Officers

Our Named Executive Officers for the fiscal year ended December 31, 2023 were as follows:

•	Christopher D. Farrar, Chief Executive Officer

•	Mark R. Szczepaniak, Chief Financial Officer

•	Jeffrey T. Taylor, Executive Vice President, Capital Markets

Executive Compensation Objectives and Philosophy

The goal of our executive compensation program is to create long-term value for our investors while at the same time reward our executives for superior financial and operating performance and encourage them to remain with us for long, productive careers. We believe the most effective way to achieve this objective is to design an executive compensation program rewarding the achievement of each executive and aligning executives’ interests with those of our investors by using equity as a component of compensation. The following are the core elements of our executive compensation program:

•

Market Competitive: Compensation levels and programs for executives, including our Named Executive Officers, should be competitive relative to the marketplace in which we operate – it is important for us to understand what constitutes competitive pay in our market and build strategies to attract the high caliber talent we require to manage and grow our business

•	Performance-Based: A portion of executive compensation should be performance-based pay that is “at risk,” based on our results – rewarding both organizational and individual performance

•	Investor Aligned: Incentives should be structured to create a strong alignment between executives and investors on both a short-term and a long-term basis

By incorporating these elements, we believe our executive compensation program is responsive to our investors’ objectives and effective in attracting, motivating and retaining the level of talent necessary to grow and manage our business successfully.

Process for Determining Compensation

Following the end of the year, our Compensation Committee reviews our CEO’s performance and our performance and meets (with and without the CEO) to conduct these evaluations. While our Compensation Committee tries to ensure that a substantial portion of the CEO’s compensation is directly linked to his performance and the performance of our business, our Compensation Committee also seeks to set his compensation in a manner that is competitive with compensation for similarly performing executive officers with similar responsibilities in companies we consider our peers.

In determining the compensation of each of our other executive officers, our Compensation Committee seeks the input of the CEO. At the end of each year, the CEO assesses our executive officers’ performance against the business unit (or area of responsibility), individual goals and objectives and total compensation available to similarly situated executives at our peers. Our Compensation Committee and the CEO then review the CEO’s assessments and discuss and approve the compensation for each executive officer.

Considerations in Setting 2023 Compensation

Our Compensation Committee believes that the total 2023 compensation for our executive officers was competitive while at the same time being responsible to our investors.

The following is a summary of key considerations that affected the development of 2023 compensation decisions for our executive officers:

•

Use of Market Data.  We established general target compensation levels that are consistent with market practice and internal equity considerations (including position, responsibility and contribution) relative to base salaries, cash bonuses and long-term equity compensation, as well as with the assessment of the appropriate pay mix for a particular executive. To gauge the competitiveness of our compensation programs, we, with the assistance of Mercer, reviewed compensation practices and pay opportunities from our 2023 list of financial services and real estate lending industry peers. We attempt to position compensation to attract and retain qualified executive officers in the face of competitive pressures in relevant markets.

•	Emphasis on Performance. Our compensation approvals correlated with executive performance.

•

Importance of Our Results.  In determining the amount of cash bonus for each executive officer, we considered performance with respect to our success in implementing our short-term business strategies that yield long-term benefits, such as increasing or maintaining the amount of loans in our portfolio, credit quality and portfolio earnings. Our Board of Directors believes it is important to hold our executive officers accountable for our overall results.

We expect that going forward, the Compensation Committee will adhere to the compensation philosophy described above. In addition, we anticipate that the Compensation Committee will continue to retain an independent compensation consultant from time to time.

Elements of 2023 Compensation Program

There are four key components of our executive compensation program for our Named Executive Officers:

•	Base Salary

•	Performance-based Cash Incentive Bonus

•	Annual Long-Term Equity Incentive Compensation

•	Multi-Year Long-Term Performance-Based Equity Incentive Compensation

We believe that offering each of the components of our executive compensation program is necessary to remain competitive in attracting and retaining talented executives. Base salaries and cash bonuses are designed to reward executives for their performance and our performance. Furthermore, the cash incentive bonus and long-term equity incentive compensation align the executive’s goals with our goals and those of our shareholders. The components of incentive compensation (the cash bonus and equity awards) are significantly “at risk,” as the cash bonuses and the value of the equity awards depend on our business successes. Collectively, these components are designed to reward and influence an executive’s individual performance and our short-term and long-term performance.

Base Salary

We pay our Named Executive Officers base salaries to compensate them for services rendered each year at a pre-established amount. The following table summarizes the annual base salaries for the year ended December 31, 2023 of our Named Executive Officers:

Name	2023 Salary ($)

Christopher D. Farrar	630,000

Mark R. Szczepaniak	393,750

Jeffrey T. Taylor	315,000

Performance-Based Cash Incentive Bonus

In addition to receiving base salaries, our Named Executive Officers are eligible to receive cash incentive bonuses. Cash bonuses are designed to incentivize our Named Executive Officers at a variable level of compensation that is “at risk,” based on our performance and the performance of each executive.

In January 2023, our Compensation Committee approved fiscal year 2023 target bonuses for our Named Executive Officers and adopted the Velocity Financial FY 2023 Annual Cash Incentive Program which provided that cash bonus amounts for the Named Executive officers would be formulaically based 50% on our 2023 core net income annual growth and 50% on individual and corporate performance objectives. Under the incentive program, each Named Executive Officer could have been awarded between 0% – 200% of that officer’s target bonus. At the time of adoption, the Compensation Committee believed that the performance amounts below to achieve Threshold, Target and Maximum performance payouts were equally uncertain and fair.

Performance Metric – Core Net Income Annual Growth:

	Below Threshold	Threshold	Target	Maximum

Core Net Income Annual Growth*		15%	17.5%	20%

Payout as % of Target Bonus	0%	25%	50%	100%

*

Core Net Income Annual Growth is the percentage growth calculated by subtracting Core Net Income for fiscal year 2022 from Core Net Income for fiscal year 2023 and dividing that difference by Core Net Income for fiscal year 2022. Core Net Income represents our net income after taxes adjusted to eliminate the effect of certain costs incurred or benefits received from activities that are not normal or recurring operating expenses or revenues. Net Income adjustments may be made to take into account, among other things, the effects of (i) acquisitions and strategic transactions, (ii) changes to capitalization, (iii) unusual or non-recurring accounting impacts or changes in accounting standards or treatment and (iv) unusual, non-recurring or extraordinary items. Payouts will be determined based upon linear interpolation for actual performance between levels.

Performance Metric – Individual and Corporate Performance:

	Below Threshold	Threshold	Target	Maximum

Individual Assessment	Did Not Meet Minimum Expectations	Met Minimum Expectations	Met Expectations	Exceeded Expectations

Payout as % of Target Bonus	0%	25%	50%	100%

Individual and corporate performance consisted of the following:

•	Asset quality and overall corporate risk management

•	Demonstration of leadership and decision making

•	Participation in and promotion of strategic initiatives

•	Showing inter department cooperation and team building

•	Successful completion of special projects

Formulaic Outcome:

Core Net Income Annual Growth for 2023 was 26.5%, exceeding the 20% level for an award of maximum bonus. Our performance resulted in each of our Named Executive Officers being entitled to an amount equal to 100% of his target bonus for 2023.

The Compensation Committee then discussed the individual and corporate performance metric with our CEO and concluded that each Named Executive Officer had “Exceeded Expectations.” Using the result of “Exceeded Expectations,” each of our Named Executive Officers was entitled to an additional amount equal to 100% of his target bonus for 2023.

Based on Core Net Income Annual Growth for 2023 and the Compensation Committee’s conclusions regarding individual and corporate performance, each of our Named Executive Officers could have received up to 200% of his target cash bonus for 2023. Our Compensation Committee, with the input from our CEO, determined to reduce the 2023 incentive cash bonuses from the formulaic outcomes to the amounts set forth in the table below.

The following table provides the cash incentive bonus targets, the formulaic outcome of our 2023 incentive program and actual cash bonuses awarded to each Named Executive Officer in 2023. Each bonus was paid in January 2024 but is reflected as 2023 compensation.

Name	2023 Target Bonus	2023 Cash Incentive Formulaic Outcome	2023 Cash Incentive Bonus Awarded

Christopher D. Farrar	$945,000	$1,890,000	$1,830,465

Mark R. Szczepaniak	$492,188	$984,376	$767,813

Jeffrey T. Taylor	$378,000	$756,000	$589,680

Annual Long-Term Equity Incentive Compensation

In addition to base salary and cash bonus compensation, each of our Named Executive Officers was provided long-term equity incentive compensation. The use of long-term equity incentives creates a link between executive compensation and our long-term performance, thereby creating alignment between executive and investor interests.

Equity awards under our 2020 Omnibus Incentive Plan, as amended in 2022 (the “2020 Plan”) are designed to reward our Named Executive Officers for long-term shareholder value creation and provide a means through which to attract and retain key personnel. Granting equity provides a means whereby our directors, officers and employees become shareholders, thereby strengthening their commitment to our welfare and aligning their interests with those of our other shareholders.

For fiscal year 2023, we granted restricted stock with a pro rata three-year vesting schedule to our Named Executive Officers. The following table provides the grant date fair value of these long-term equity incentives granted to each Named Executive Officer:

Name	2023 Value of Restricted Stock

Christopher D. Farrar	$708,750

Mark R. Szczepaniak	$216,562

Jeffrey T. Taylor	$173,250

Multi-Year Long-Term Performance-Based Equity Incentive Compensation

For fiscal year 2023, we also granted performance-based stock units (“PSUs”) with three-year cliff vesting and performance-vesting requirements to our Named Executive Officers. In January 2023, the Compensation Committee granted to each of Messrs. Farrar, Szczepaniak and Taylor 70,875, 21,656 and 17,325 shares, respectively, target number of performance-based stock units. The performance-based stock units will only vest at the end of three years if our average Core Net Income annual growth over a 3-year period meets or exceeds the 15% threshold growth rate approved by our Compensation Committee.

Name	2023 Target Value of PSUs

Christopher D. Farrar	$708,750

Mark R. Szczepaniak	$216,562

Jeffrey T. Taylor	$173,250

None of the Named Executive Officers or the Compensation Committee will know how many PSUs will vest until January or February of 2026. At that time, the Named Executive Officers may vest in between 0 and 200% of the target number of performance-based stock units issued.

Other Considerations

•	None of our Named Executive Officers have employment agreements with us

•

Our Incentive Compensation Clawback Policy authorizes our Compensation Committee to reduce, cancel or recoup cash and equity awards if the Committee determines, in its discretion, that such compensation of an officer or employee was overpaid as a result of a restatement of our reported financial results

•	Total compensation for our Named Executives Officers was below the median total compensation paid by our peers

Compensation Risk Management

Our Compensation Committee has considered whether our compensation policies and practices reward employees for imprudent risk taking and has determined that our compensation policies and practices are not reasonably likely to have a material adverse effect on us. The Compensation Committee’s assessment will be conducted annually. Management reviews with our Compensation Committee our compensation programs, focusing on incentive programs, risks and mitigation factors. Based on the totality of this information, the Compensation Committee determines whether any portion of such compensation encourages excessive risk taking and concludes whether or not our compensation programs are reasonably likely to have a material adverse effect on us.

In assessing risks, our Compensation Committee considers mitigating factors such as the multiple elements of our compensation packages, including base salary, cash bonuses, equity awards that are subject to vesting conditions, our ability to implement and enforce our clawback policy and other factors deemed relevant by the Committee.

Tax Considerations

Our Compensation Committee is aware that tax deductions for executive pay in excess of $1 million per year is not deductible for tax purposes. Our Compensation Committee awards executive compensation based on the factors described above, notwithstanding the non-deductibility of certain amounts.

Executive Compensation Tables

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards(1) ($)	Option Awards ($)	Non-equity incentive plan compensation ($)	All Other Compensation(2) ($)	Total ($)

Christopher D. Farrar	2023	630,000	—	1,417,500	—	1,830,465	17,840	3,895,805
Chief Executive Officer	2022	630,000	—	1,136,700	—	1,228,500	21,339	3,016,539
	2021	600,000	—	1,267,200	—	760,000	20,184	2,647,384

Mark R. Szczepaniak	2023	393,750	—	433,124	—	767,813	9,900	1,604,587
Chief Financial Officer	2022	393,750	—	378,900	—	639,844	9,352	1,421,846
	2021	375,000	—	422,400	—	405,000	8,850	1,211,250

Jeffrey T. Taylor	2023	315,000	—	345,500	—	589,680	24,510	1,274,690
Executive Vice	2022	315,000	—	378,900	—	491,400	23,649	1,208,949
President, Capital Markets	2021	300,000	—	422,400	—	330,000	21,498	1,073,898

(1)

Grant date fair value of stock awards under our Incentive Plan in accordance with GAAP. More information on the valuation assumptions relating to stock awards granted in 2023 can be found in Note 20 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023.

(2)	The amounts reported in the “All Other Compensation” column for fiscal year 2023 include the following:

•	Mr. Farrar: matching contribution amount of $9,900 under our 401(k) Plan and reimbursement for medical and dental insurance premiums in the amount of $7,940

•	Mr. Szczepaniak: matching contribution amount of $9,900 under the 401(k) Plan

•	Mr. Taylor: matching contribution amount of $9,900 under our 401(k) Plan and reimbursement for medical and dental insurance premiums in the amount of $14,610

Some of the items under this caption constitute taxable income to the Named Executive Officers. These amounts are reported as taxable income for the executives pursuant to IRS rules which differ from the SEC reporting rules used to report the amounts reflected in this table and these notes.

None of our Named Executive Officers had pensions or qualified deferred compensation earnings required to be reported above.

2023 Compensation Plan Outcomes

Grants of Plan-Based Awards in 2023

Non-Equity Incentive Plan Awards

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards
		Threshold	Target	Maximum

Christopher D. Farrar	1/13/2023	$472,500	$945,000	$1,890,000

Mark R. Szczepaniak	1/13/2023	$246,094	$492,188	$984,376

Jeffrey T. Taylor	1/13/2023	$189,000	$378,000	$756,000

Equity Incentive Plan and Other Stock Awards

Name	Grant Date	Estimated Future Payouts Under Equity Incentive Plan Awards (#)			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock Awards
		Threshold	Target	Maximum

Christopher D. Farrar	1/13/2023	—	—	—	70,875	$708,750

Christopher D. Farrar	1/13/2023	35,438	70,875	141,750	—	$708,750

Mark R. Szczepaniak	1/13/2023	—	—	—	21,656	$216,562

Mark R. Szczepaniak	1/13/2023	10,828	21,656	43,312	—	$216,562

Jeffrey T. Taylor	1/13/2023	—	—	—	17,325	$173,250

Jeffrey T. Taylor	1/13/2023	8,663	17,325	34,650	—	$173,250

Outstanding Equity Awards at Fiscal Year-End 2023

Option Awards

This table provides information on the holdings of option awards by our Named Executive Officers at December 31, 2023.

Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price	Option Expiration Date

Christopher D. Farrar	1/16/2020	375,000	—	$13.00	1/16/2030

Mark R. Szczepaniak	1/16/2020	100,000	—	$13.00	1/16/2030

Jeffrey T. Taylor	1/16/2020	100,000	—	$13.00	1/16/2030

These options were granted on January 16, 2020 and vest in three equal installments on the first three anniversaries of the grant date, subject to continued service on the vesting date.

Stock Awards

This table provides information on the holdings of stock and performance awards by our Named Executive Officers at December 31, 2023.

Name	Grant Date		Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)(4)

Christopher D. Farrar	1/15/2021	(1)	60,000	$1,033,200

Christopher D. Farrar	2/14/2022	(1)	30,000	$516,600

Christopher D. Farrar	2/14/2022	(2)			45,000	$774,900

Christopher D. Farrar	1/13/2023	(1)	70,875	$1,220,468

Christopher D. Farrar	1/13/2023	(3)			70,875	$1,220,468

Mark R. Szczepaniak	1/15/2021	(1)	20,000	$344,400

Mark R. Szczepaniak	2/14/2022	(1)	10,000	$172,200

Mark R. Szczepaniak	2/14/2022	(2)			15,000	$258,300

Mark R. Szczepaniak	1/13/2023	(1)	21,656	$372,916

Mark R. Szczepaniak	1/13/2023	(3)			21,656	$372,916

Jeffrey T. Taylor	1/15/2021	(1)	20,000	$344,400

Jeffrey T. Taylor	2/14/2022	(1)	10,000	$172,200

Jeffrey T. Taylor	2/14/2022	(2)			15,000	$258,300

Jeffrey T. Taylor	1/13/2023	(1)	17,325	$298,337

Jeffrey T. Taylor	1/13/2023	(3)			17,325	$298,337

(1)	These shares vest in three equal installments on the first three anniversaries of the grant date, subject to continued service on the vesting date.

(2)

These shares were granted on February 14, 2022, vest on February 14, 2025 and are subject to Average Core Net Income Annual Growth as the performance metric for fiscal years, 2022, 2023 and 2024. Shares reported represent target shares granted.

(3)

These shares were granted on January 13, 2023, vest on February 14, 2026 and are subject to Average Core Net Income Annual Growth as the performance metric for fiscal years, 2023, 2024 and 2025. Shares reported represent target shares granted.

(4)	Market value of unvested awards is based on $17.22, the NYSE closing price of our common stock on December 29, 2023.

Option Exercises and Stock Vested in Fiscal 2023

The following table reports options exercised and stock vested during 2023 for our Named Executive Officers.

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting(1)(2)

Christopher D. Farrar	—	—	60,000	$816,600	(1)

Christopher D. Farrar	—	—	15,000	$148,500	(2)

Mark R. Szczepaniak	—	—	20,000	$272,200	(1)

Mark R. Szczepaniak	—	—	5,000	$49,500	(2)

Jeffrey T. Taylor	—	—	20,000	$272,200	(1)

Jeffrey T. Taylor	—	—	5,000	$49,500	(2)

(1)	Based on $10.00 per share, the closing price of our common stock on January 13, 2023.

(2)	Based on $9.90 per share, the closing price of our common stock on February 15, 2023.

Pay Versus Performance

As required by Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive compensation actually paid (as calculated below) and our financial performance.

Year	Summary Compensation Table Total for PEO(1)	Compensation Actually Paid to PEO(2)	Average Summary Compensation Table Total for non-PEO Named Executive Officers(3)	Average Compensation Actually Paid to non-PEO Named Executive Officers(4)	Value of Initial Fixed $100 Investment Based On:			Net Income (millions)	Core Net Income Annual Growth(6)
					Total Shareholder Return	Peer Group Total Shareholder Return

2023	$3,895,805	$6,240,390	$1,439,639	$2,143,300	$276.40	NA	(5)	$52.3	26.5%

2022	$3,016,539	$1,883,189	$1,315,398	$962,529	$154.90	NA	(5)	$32.2	26.7%

2021	$2,647,384	$4,972,434	$1,142,574	$1,842,509	$219.90	NA	(5)	$29.2	46.7%

(1)

The dollar amounts reported in this column are the amounts of total compensation reported for Mr. Farrar, our Principal Executive Officer (PEO) as well as our Chief Executive Officer, for each corresponding year in the “Total” column of the Summary Compensation Table.

(2)

The dollar amounts reported in this column represent the amount of “compensation actually paid” to Mr. Farrar, as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not necessarily reflect the actual amount of compensation earned by or paid to Mr. Farrar during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to Mr. Farrar’s reported compensation for each year to determine the compensation actually paid:

Year	Reported Summary Compensation Table Total for PEO	Summary Compensation Table Reported Value of Equity Awards	Year End Fair Value of Equity Awards Granted During the Year	Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards	Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested During the Year	Compensation Actually Paid to PEO

2023	$3,895,805	$(1,417,500)	$2,440,935	$1,021,950	$299,200	$6,240,390

2022	$3,016,539	$(1,136,700)	$868,500	$(836,000)	$(29,150)	$1,883,189

2021	$2,647,384	$(1,267,200)	$2,466,000	$1,097,500	$28,750	$4,972,434

(3)

The dollar amounts reported in this column represent the average of the amounts reported for our named executive officers (NEOs) as a group (including Messrs. Szczepaniak and Taylor and excluding Mr. Farrar) in the “Total” column of the Summary Compensation Table in each applicable year.

(4)

The dollar amounts reported in this column represent the average amount of “compensation actually paid” to the NEOs as a group (excluding Mr. Farrar), as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not necessarily reflect the actual average amount of compensation earned by or paid to such NEOs during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to average total compensation for such NEOs for each year to determine the compensation actually paid:

Year	Average Reported Summary Compensation Table Total for Non-PEO NEOs	Average Summary Compensation Table Reported Value of Equity Awards	Average Year End Fair Value of Equity Awards Granted During the Year	Average Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards	Average Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested During the Year	Average Compensation Actually Paid to for Non-PEO NEOs

2023	$1,439,639	$(389,810)	$671,253	$340,650	$81,568	$2,143,300

2022	$1,315,398	$(378,900)	$289,500	$(255,335)	$(8,133)	$962,529

2021	$1,142,574	$(422,400)	$822,000	$292,668	$7,667	$1,842,509

(5)	Not applicable to smaller reporting companies.

(6)

Core Net Income Annual Growth is the percentage growth calculated by subtracting Core Net Income for the prior fiscal year from Core Net Income for the most recently completed fiscal year and dividing that difference by Core Net Income for the prior fiscal year. Core Net Income represents our net income after taxes adjusted to eliminate the effect of certain costs incurred or benefits received from activities that are not normal or recurring operating expenses or revenues.

2023 Financial Performance Measures

As described in greater detail above our executive compensation program reflects a pay for performance philosophy. The metrics that are used for both our long-term and short-term incentive awards are selected based on an objective of incentivizing our executives to increase the value of our enterprise for our shareholders. The most important financial performance measures used by us to link executive compensation actually paid to our executives, for the most recently completed fiscal year, to our performance are as follows:

•	Core Net Income Annual Growth

•	Individual Performance Objectives

Compensation Actually Paid, Total Shareholder Return and Net Income

As shown in the Pay Versus Performance chart above, our Principal Executive Officer (“PEO”) and other NEOs’ compensation increased from 2021 through 2023. Our PEO’s compensation actually paid and the average compensation actually paid to our other NEOs also increased.

TSR of our stock increased from 2021 through 2023. Our PEO and other NEOs’ compensation actually paid are aligned with our TSR in that they all decreased from 2021 to 2022 and increased from the entire period from 2021 through 2023. This is due primarily to our use of equity incentives, the fluctuations in our stock price over the years and the weight changes in stock price have on the calculation of compensation actually paid.

Although our net income was up year over year, representing an average annual increase of 36.3%, there was no correlation to the 62% and 48% decreases in compensation actually paid to our PEO and other NEOs from 2021 to 2022.

Pension Benefits in 2023

None

Non-Qualified Deferred Compensation

None

Potential Payments upon Termination of Employment or Change-in-Control

The following information describes and quantifies certain compensation that would become payable under then-existing agreements and plans if a Named Executive Officer’s employment had terminated on December 31, 2023.

Named Executive Officer Termination Payments

No Severance Payments

None of our executive officers are entitled to any severance payments.

Summary of Payments upon Termination or Change-in-Control

The table below shows the estimated value of payments to which a named executive officer would have been entitled if the executive’s employment had been terminated on December 31, 2023. For purposes of valuing these amounts, we made the following assumption:

•

Shares of restricted stock and the target number of performance stock units that immediately vest upon death or disability are valued at $17.22, the NYSE closing price of our common stock on December 29, 2023

Name	Involuntary Termination Following a Change-in-Control	Termination Following a Change in Control	Retirement	Involuntary Termination	Death or Disability

Christopher D. Farrar	—	—	—	—	$4,765,635

Mark R. Szczepaniak	—	—	—	—	$1,520,733

Jeffrey T. Taylor	—	—	—	—	$1,371,573

Audit Matters

Proposal III	Ratification of Independent Auditors ✓ The Board recommends a vote FOR the ratification of RSM US LLP as our independent auditors

The Audit Committee selected RSM US LLP as our independent registered public accounting firm (our independent auditors) for 2024, and we are requesting our shareholders ratify this selection. This proposal is being submitted to shareholders because we believe that this action follows sound corporate practice and is in the best interests of the shareholders. If the shareholders do not ratify the selection, such a vote will not be binding, but the Audit Committee will reconsider the selection of independent auditors. If the shareholders ratify the selection, the Audit Committee, in its discretion, may still direct the appointment of new independent auditors at any time during the year if the Committee believes that this change would be in our and our shareholders’ best interests.

Fees Paid to Our Independent Auditors

The following table sets forth the aggregate fees incurred by us relating to services performed by RSM US LLP during 2023 and 2022:

	Fiscal Year Ended December 31, 2023	Fiscal Year Ended December 31, 2022

Audit Fees	$1,455,913	$1,190,720

Audit-Related Fees	—	39,000

Tax Fees	—	—

All Other Fees	—	—

	$1,455,913	$1,229,720

A description of the types of services provided in each category is as follows:

•	Audit Fees – Includes fees associated with the audit of our annual financial statements and consents and assistance with and review of registration statements filed with the SEC

•	Audit-Related Fees – Includes fees associated with the Uniform Single Attestation Program attest engagement

•	Tax Fees – Includes fees associated with tax compliance, advice and planning

The Board considered whether providing the non-audit services included in this table was compatible with maintaining RSM US LLP’s independence and concluded that it was.

Audit Committee Pre-Approval Process

Consistent with SEC policies regarding auditor independence and our Audit Committee’s charter, the Audit Committee has responsibility for engaging, setting compensation for and reviewing the performance of our independent auditor. In exercising this responsibility, the Audit Committee has established procedures relating to the approval of all audit and non-audit services that are to be performed by our independent auditor and pre-approves all audit and permitted non-audit services provided by any independent registered public accounting firm prior to each engagement.

We have been advised that representatives of RSM US LLP will attend the Annual Meeting and will have an opportunity to make a statement.

Audit Committee Report

Management is responsible for the preparation, presentation and integrity of our financial statements, accounting and financial reporting principles and the establishment and effectiveness of internal controls and procedures designed to assure compliance with generally accepted accounting principles and applicable laws and regulations. Our independent auditors during 2023, RSM US LLP, were responsible for performing an independent audit of our financial statements in accordance with the standards of the United States Public Company Accounting Oversight Board (PCAOB) and expressing an opinion as to the conformity of our financial statements with generally accepted accounting principles. Our independent auditors had free access to the Audit Committee to discuss any matters they deemed appropriate.

In performing our oversight role, the Audit Committee reviewed and discussed our audited financial statements with each of management and our independent auditors and discussed with our independent auditors the matters required to be discussed by Auditing Standards No. 16, Communications with Audit Committees, as required by the PCAOB. The Audit Committee has received the written disclosures and letters from our independent auditors in accordance with the applicable requirements of the PCAOB regarding auditor independence and has discussed with the auditors the auditors’ independence. Based on the reports and discussions described in this Report, the Audit Committee recommended to our Board that our audited financial statements for 2023 be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 for filing with the SEC.

Submitted by the Audit Committee of the Board of Directors

John P. Pitstick – Chair

Joy L. Schaefer

Dorika M. Beckett

Burn Rate Calculation:

The number of shares subject to time vesting equity awards granted in a fiscal year plus the number of shares subject to performance vesting that vested in that fiscal year; divided by the number of common shares outstanding at the end of that fiscal year.

•	Awards canceled or forfeited are not excluded from the calculation

•	Awards earned upon the attainment of performance criteria are counted in the year in which they are earned rather than the year in which they are granted

Year	Time-Vesting Full Value Shares Granted	Performance- Vesting Full Value Vested	Options Granted	Total Awards	Number of Common Shares Outstanding at Year End	Burn Rate = Total Awards / Outstanding

2022	156,465	—	—	156,465	32,489,869	0.5%

2023	229,766	—	5,431	235,197	32,865,836	0.7%

2-year average						0.6%

Stock Ownership Information

Beneficial Ownership by Principal Shareholders

Based on information available to us as of March 8, 2024, the following are the only shareholders known to us to beneficially own more than five percent of our outstanding common stock. Except as noted, all percentages in the table are based on 32,991,542 shares of common stock outstanding.

Beneficial Owner	Number of Shares and Nature of Beneficial Ownership of our Common Stock		Percent of Class

Snow Phipps Group(1)	13,611,931	(2)	39.6%

Pacific Investment Management Company(3)	12,637,764	(4)	36.5%

Beach Point Capital Management(5)	5,307,835		16.1%

*	Less than 0.1%.

(1)

The principal executive office of Snow Phipps Group, LLC is 545 Madison Avenue, 10th Floor, New York, NY 10022. Snow Phipps Group, LLC is an affiliate of the general partners and limited partners that beneficially own the reported shares. Information reported is based on the Schedule 13D Amendment filed on October 12, 2021 by affiliates of Snow Phipps Group reporting that they have sole voting and dispositive power over no shares and shared voting and dispositive power over all of the shares reported.

(2)	Includes 12,272,765 shares of common stock and warrants to purchase 1,339,166 shares of common stock.

(3)

The principal business office of Pacific Investment Management Company LLC (“PIMCO”) is 650 Newport Center Drive, Newport Beach, California 92660. PIMCO is an affiliate of the funds, general and limited partners and members that beneficially own the reported shares. Information reported is based on the Schedule 13D Amendment filed on July 14, 2023 by PIMCO and its affiliates reporting that they have sole voting and dispositive power over all of the shares reported and shared voting and dispositive power over no shares.

(4)	Includes 10,963,806 shares of common stock and warrants to purchase 1,673,958 shares of common stock.

(5)

The principal business office of Beach Point Capital Management LP is 1620 26th Street Suite 6000n, Santa Monica, California 90404. Information reported is based on the Schedule 13G Amendment filed on February 9, 2024 reporting that Beach Point and its sole general partner have sole voting and dispositive power over no shares and shared voting and dispositive power over all of the shares reported.

Beneficial Ownership of Directors and Management

The following table below sets forth information as of the close of business on March 8, 2024 regarding the beneficial ownership of our common stock by: (i) each of our directors; (ii) each of our Named Executive Officers and (iii) all directors and executive officers as a group. Unless otherwise noted, each beneficial owner exercises sole voting and investment power over the owner’s reported shares. All percentages in the table are based on 32,991,542 shares of common stock outstanding.

Beneficial Owner(1)	Number of Shares and Nature of Beneficial Ownership of our Common Stock(2)		Percent of Class

Christopher D. Farrar	870,188	(4)	2.6%

Mark R. Szczepaniak	177,201	(5)	0.5%

Jeffrey T. Taylor	189,293	(6)	0.6%

John P. Pitstick	70,285	(7)	0.2%

Joy L. Schaefer	49,752	(7)	0.2%

Michael W. Chiao(3)	—		*

Dorika M. Beckett	42,285	(7)	0.1%

Alan H. Mantel(3)	—		*

John A. Pless(3)	—		*

Omar M. Maasarani(3)	—		*

All directors, Named Executive Officers and other executive officers as a group (11 persons)	1,450,287	(8)	4.3%

*	Less than 0.1%.

(1)	The business address of each beneficial owner is c/o Velocity, 30699 Russell Ranch Rd, Suite 295, Westlake Village, CA 91362.

(2)

Unless otherwise noted, voting and investment power are held solely by the reporting person. Ownership of unvested restricted shares includes voting but no investment power. Ownership of vested options includes the right to acquire voting and investment power within 60 days.

(3)

Messrs. Mantel and Pless disclaim beneficial ownership over all shares held by Snow Phipps Group and its affiliates and Messrs. Chiao and Maasarani disclaim beneficial ownership over all shares held by PIMCO and its affiliates.

(4)	Includes 131,764 unvested restricted shares and 375,000 vested options owned by Mr. Farrar and 257,168 shares held in a family trust.

(5)	Includes 43,643 unvested restricted shares and 100,000 vested options.

(6)	Includes 38,893 unvested restricted shares and 100,000 vested options.

(7)	Includes 20,426 unvested restricted shares and 12,500 vested options.

(8)	Includes 299,900 unvested restricted shares and 612,500 vested options.

Equity Compensation Plan Information

Outstanding Equity Awards

The following table summarizes information regarding our shares under our equity compensation plans as of December 31, 2023:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted- average exercise price of outstanding options, warrants and rights ($)	Number of securities remaining available for future issuance under equity compensation plans (excluding outstanding securities)

Equity compensation plans approved by security holders	790,431	(1)	12.89	830,440	(2)

Equity compensation plans not approved by security holders	—		—	—

Total	790,431		12.89	830,440

(1)	Includes shares to be issued upon exercise of 790,431 options under our 2020 Omnibus Incentive Plan, as amended (the “2020 Plan”).

(2)	Includes shares remaining available as of December 31, 2023 under our 2020 Plan for general use.

The 2020 Plan provides for the following good corporate governance practices:

•	Requirement for shareholder approval for any repricing of options or stock appreciation rights

•	Administered by a committee composed of independent directors

•	No automatic single-trigger vesting upon a change in control

•	Clawback provisions

•	Limitations on share recycling

•	Minimum vesting period for all awards (subject to certain exceptions)

•	Specific limits on total director compensation

•	No dividends will be paid on any unvested award until the award vests

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors and persons who beneficially own more than 10% of our common stock to file reports of ownership and changes in ownership with the SEC within two business days. To our knowledge all such persons filed the required reports on a timely basis during 2023 with no exceptions.

Additional Information

Biographies of Other Executive Officers

Roland T. Kelly, 54, has served as our Chief Legal Officer since March 2021 and as our General Counsel and Corporate Secretary since July 2020. Mr. Kelly is a corporate, regulatory, governance and capital markets professional with a career spanning more than 20 years on Wall Street. Prior to joining us, Mr. Kelly was a Managing Director and Associate General Counsel for Jefferies Financial Group Inc., an NYSE-listed, Fortune 500 company focused on investment and merchant banking. Mr. Kelly previously worked for the law firm of Morgan, Lewis & Bockius and worked as a regulator with the U.S. Securities and Exchange Commission. He is also currently a director and audit committee chair for the Children’s Law Center of California, a non-profit organization and the largest children’s legal services organization in the nation. Mr. Kelly earned his Juris Doctorate from Pepperdine University School of Law and his Bachelor of Science in Business Administration/Finance from the California Polytechnic State University in San Luis Obispo. Mr. Kelly is licensed to practice law in California, New York, and Washington D.C.

Mark R. Szczepaniak, 66, has served as our Chief Financial Officer since May 2017. Mr. Szczepaniak has more than 30 years of industry experience in the real estate/financial services industry and has held various senior positions with both publicly and privately-held finance companies. Mr. Szczepaniak served as Managing Director of Finance & Tax at PennyMac Financial Services Inc. from 2013 until joining us in 2017. From 2009 to 2012, Mr. Szczepaniak served as Chief Financial Officer of Prospect Mortgage. From 2004 to 2007, Mr. Szczepaniak served as Chief Financial Officer and Vice President of Finance of the Federal Home Loan Bank of Seattle and from 1996 to 2004 he served as Senior Vice President and Corporate Controller at the Federal Home Loan Bank of Chicago. Mr. Szczepaniak is a Certified Public Accountant, licensed in the state of California, and a Chartered Global Management Accountant. Mr. Szczepaniak received his Bachelor of Science in Finance and Accounting from St. Joseph’s College.

Jeffrey T. Taylor, 56, has served as our Executive Vice President, Capital Markets since 2004. Mr. Taylor has more than 30 years of experience in the secondary mortgage market. Mr. Taylor co-founded the Company in June 2004. Prior to that time, Mr. Taylor worked for two different opportunity funds that purchased Resolution Trust Corporation and FDIC loan portfolios and as Vice President of Operations for 2dmkt.com, an internet start-up that created a platform for trading commercial real estate loan portfolios. Mr. Taylor also served as a Vice President with BayView Financial Trading Group L.P. where he managed the Northern California, Oregon and Washington markets for the commercial lending group and at Countrywide Securities Corporation where he served as a Transaction Manager. Mr. Taylor received a Bachelor of Arts from the University of California, Santa Cruz in Economics and History and a Master of Real Estate Development from the University of Southern California.

Forward-Looking Statements

This document contains “forward-looking statements” within the meaning of the safe-harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include statements about our future. Forward-looking statements may contain expectations regarding revenues, earnings, operations, share prices (including estimates or projections of the future prices of our shares), future market conditions, future compensation plans or policies, expenses and other results, future governance practices and may include statements of future performance, plans and objectives. Forward-looking statements also include statements pertaining to our strategies for future development of our businesses and products. Forward-looking statements represent only our belief regarding future events, many of which by their nature are inherently uncertain. It is possible that the actual results may differ materially from the anticipated results indicated in these forward-looking statements. Information regarding important factors that could cause actual results to differ from those in our forward-looking statements is contained in our Annual Report and other documents we file with the SEC. Any forward-looking statement speaks only as of the date on which that statement is made. We will not update any forward-looking statement to reflect events or circumstances that occur after the date on which the statement is made, except as required by applicable law.

Other Important Information for Our Shareholders

Online Access to Proxy Materials

This Proxy Statement and the following additional proxy materials are available online at proxyvote.com:

•	2023 Annual Report on Form 10-K

•	Proxy card and voting instructions

Attending our Annual Meting

Holders of our shares at the close of business on March 22, 2024, the record date, are permitted to virtually attend our Annual Meeting. At the close of business on the record date there were 32,991,542 shares of common stock outstanding and entitled to vote, each of which entitles the holder to one vote on each proposal and director nominee. Our Annual Meeting will be held via live webcast at www.virtualshareholdermeeting.com/VEL2024.

VOTING

Whether you hold shares directly as a shareholder of record or beneficially in street name, you may vote your shares without attending the Annual Meeting. Voting instructions, including instructions for both telephonic and internet voting, are outlined in the Notice of Internet Availability of Proxy Materials and on your proxy card.

Other than voting during the virtual Annual Meeting, the deadline for voting by telephone or using the internet is 11:59 p.m. EDT on Thursday, May 16, 2024.

Shares represented by properly executed proxies, received by us or voted by telephone or via the internet, which are not revoked, will be voted at the Annual Meeting in accordance with the instructions contained in such proxies. Subject to the broker non-vote rules, if instructions are not given, proxies will be voted for the election of each nominee, for the approval of our executive officer compensation and for the ratification of our independent auditors. Your shares will not be voted if you do not return a signed proxy card or vote by telephone, via the internet or during the virtual Annual Meeting.

Shareholder of Record / Street Name

Shareholder of Record. If your shares are registered directly in your name with our transfer agent, Equiniti Trust Company, you are considered a “shareholder of record” of those shares.

Beneficial Owner of Shares Held in Street Name. If your shares are held in an account at a bank, brokerage firm or other financial organization, then you are a beneficial owner of shares held in street name. In that case, you will have received these proxy materials from the organization holding your account and, as a beneficial owner, you have the right to direct that organization as to how to vote the shares held in your account.

Revocation of Proxies

Any proxy may be revoked at any time before it is exercised by giving written notice of revocation to our Corporate Secretary, at our address set forth herein, by executing and delivering a later-dated proxy, either in writing, by telephone or via the internet, or by voting virtually at the Annual Meeting. Virtual attendance at the Annual Meeting will not alone constitute revocation of a proxy. If your shares are held in a brokerage, bank, or other institutional account, you must obtain a proxy from that entity showing that you were the record holder as of the close of business on March 22, 2024 in order to vote your shares at the Annual Meeting.

Required Votes for Each Proposal

Election of Directors – Our Bylaws require that each director in an uncontested election be elected by the vote of the majority of the votes cast with respect to such director. A majority of the votes cast means that the number of shares voted “for” a director must exceed the number of votes cast “against” that director.

Approval of Executive Officer Compensation – The approval of our Named Executive Officers’ compensation requires the affirmative vote of the holders of a majority of our shares voted on the matter. The vote is advisory and therefore is not binding on the Compensation Committee, our Board of Directors or us.

Ratification of RSM US LLP as Auditors – Ratification of the selection of RSM US LLP as our independent auditors requires the affirmative vote of the holders of a majority of the shares voted on the matter.

Broker Non-Votes and Abstentions

A “broker non-vote” occurs when your broker submits a proxy for the meeting with respect to the ratification of our auditors but does not vote on non-discretionary matters because you did not provide voting instructions on these matters. Abstentions and broker non-votes will not be counted as votes cast for Proposals 1, 2, and 3 and therefore will have no effect for the purpose of determining whether a majority or plurality of votes cast has been achieved for our non-discretionary matters.

Requests for our Annual Report and Governance Documents

You may request a written copy of the following documents without charge by writing to our Chief Legal Officer, General Counsel and Corporate Secretary, Roland T. Kelly, at 30699 Russell Ranch Road, Suite 295, Westlake Village, California 91362, or go to www.velfinance.com for an electronic copy.

•	2023 Annual Report on Form 10-K, including the financial statements and the financial statement schedules as well as any requested exhibits

•	Audit, Compensation and Governance Committee Charters

•	Corporate Governance Guidelines

•	Code of Business Conduct and Ethics

•	ESG Policy

•	Whistleblower Policy

Communicating with Our Board

Shareholders and other parties interested in communicating directly with our Board, specific members of our Board, including our Board Chair, or non-management directors as a group may do so by writing to such intended recipients, c/o Corporate Secretary at 30699 Russell Ranch Road, Suite 295, Westlake Village, California 91362. The Corporate Secretary will review all correspondence and regularly forward to the recipients a summary of all such correspondence that, in the opinion of the Corporate Secretary, deals with the functions of our Board or Board Committees or that the Corporate Secretary otherwise determines requires attention. All directors may at any time review a log of all such correspondence and request copies. Concerns relating to accounting, internal controls or auditing matters will immediately be brought to the attention of the Chair of the Audit Committee.

Proxy Solicitation

We are first mailing this Proxy Statement and proxy card to shareholders on or about March 27, 2024. We bear the costs of our Board’s solicitation of your proxy for our 2024 Annual Meeting. Our directors, officers and employees may also solicit proxies from shareholders, but will not receive additional compensation, although they may be reimbursed for out-of-pocket expenses. We will reimburse brokers, nominees, fiduciaries and other custodians for reasonable and customary expenses incurred in forwarding our proxy materials to shareholders.

Shareholder Proposals and Board Nominees for our 2025 Annual Meeting

Shareholders may submit proposals and director nominees for our 2025 annual meeting in compliance with the rules and regulations of the SEC and our Bylaws.

Proposals submitted to us for inclusion in our proxy materials must be received by us no later than November 27, 2024 pursuant to SEC’s Rule 14a-8 under the Exchange Act.

Proposals and nominees submitted to us for presentation at our annual meeting, but not included in our proxy materials, must be received by us no earlier than January 17, 2025 and no later than February 16, 2025 pursuant to our Bylaws.

All submissions should be sent to Roland T. Kelly, Chief Legal Officer, General Counsel and Corporate Secretary, 30699 Russell Ranch Road, Suite 295, Westlake Village, California 91362.

VELOCITY FINANCIAL, INC. 30699 RUSSELL RANCH ROAD, SUITE 295 WESTLAKE VILLAGE, CA 91362	VOTE BY INTERNET
Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/VEL2024

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V40298-P09444        KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

VELOCITY FINANCIAL, INC.
The Board of Directors recommends you vote FOR
proposals 1, 2 and 3.

1.	Election of Directors

	Nominees:			For	Against	Abstain

	1a.	Dorika M. Beckett		☐	☐	☐			For	Against	Abstain

	1b.	Michael W. Chiao		☐	☐	☐	2.	Approve 2023 executive compensation on an advisory basis.	☐	☐	☐
	1c.	Christopher D. Farrar		☐	☐	☐	3.	Ratify RSM US LLP as independent auditor for 2024.	☐	☐	☐

	1d.	Alan H. Mantel		☐	☐	☐	Note: Consider other matters that properly come before the meeting.

	1e.	John P. Pitstick		☐	☐	☐

	1f.	John A. Pless		☐	☐	☐

	1g.	Joy L. Schaefer		☐	☐	☐

	1h.	Omar M. Maasarani		☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]			Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

V40299-P09444

Velocity Financial, Inc.

Annual Meeting of Shareholders

May 17, 2024 1:00 PM (Pacific Time)

This proxy is solicited by the Board of Directors

The undersigned, revoking all prior proxies, hereby constitutes and appoints Christopher D. Farrar and Roland T. Kelly, as the undersigned’s true and lawful agents and proxies with full power of substitution in each, to attend the Annual Meeting of Shareholders of Velocity Financial, Inc. to be held via live webcast at www.virtualshareholdermeeting.com/VEL2024, and at any adjournments or postponements thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such meeting, and otherwise represent the undersigned at the meeting with all powers possessed by the undersigned if personally present at the meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO SUCH DIRECTION IS MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

Continued and to be signed on reverse side